                                                                     EXHIBIT 4.1

                                 FORM OF WARRANT

         NEITHER THIS WARRANT NOR THE SHARES OF COMMON STOCK WHICH MAY BE PURCHASED HEREUNDER (COLLECTIVELY, THE "SECURITIES") HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), AND APPLICABLE STATE SECURITIES LAWS AND THE SECURITIES MAY NOT BE SOLD, TRANSFERRED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF UNTIL EITHER (1) THE HOLDER THEREOF SHALL HAVE RECEIVED AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY THAT REGISTRATION OF THE SECURITIES UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS IS NOT REQUIRED OR (2) A REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS WITH RESPECT TO THE SECURITIES SHALL HAVE BECOME EFFECTIVE.

         THIS WARRANT MAY NOT BE SOLD, ASSIGNED, TRANSFERRED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF WITHOUT THE EXPRESS PRIOR WRITTEN CONSENT OF THE COMPANY WHICH MAY BE WITHHELD IN ITS SOLE AND ABSOLUTE DISCRETION.


                                NON-TRANSFERABLE
                          COMMON STOCK PURCHASE WARRANT

                      To subscribe for and purchase shares
                        of Common Stock, no par value, of

                                 NCO GROUP, INC.


         THIS CERTIFIES that, for value received, [           ] (the "Holder"),
subject to the terms and conditions hereof, shall be entitled to purchase from NCO GROUP, INC., a Pennsylvania corporation (the "Company"), at any time during the period from 9:00 A.M. (Philadelphia Time) on May 21, 1999, through 5:00 P.M.
(Philadelphia Time) on May 20, 2009, [             ] (         ) shares of
Common Stock (as hereinafter defined) of the Company (individually, a "Warrant Share" and collectively, the "Warrant Shares"), at an initial exercise price of $32.97 per share, subject to adjustment from time to time pursuant to the provisions of Section 3, and further subject to the Company's right to pay cash in lieu of issuing Warrant Shares as provided in Section 1.2. For purposes of this Warrant, the term "Common Stock" shall mean the class of capital stock of the Company designated common stock, no par value per share, as constituted on the date hereof, and any other class of capital stock of the Company resulting from successive changes or reclassifications of the Common Stock.

         1.       Exercise of Warrants.

                  1.1 Method of Exercise. The Warrant evidenced hereby may be exercised by the Holder, in whole but not in part, by the delivery at the principal office of the Company (or at such other office or agency of the Company as it may designate by notice in writing to the Holder), during normal business hours, of this Warrant and the Form of Exercise attached hereto as Exhibit "A", duly completed and executed, and payment of the Purchase Price (as defined in Section 2) of the Warrant Shares by (i) wire transfer of immediately available United States federal funds or by bank certified, treasurer's or cashier's check payable to the order of the Company or (ii) a written notice to the Company that the Warrantholder is exercising the Warrant (or a portion thereof) by authorizing the Company to withhold from issuance a number of shares of Common Stock issuable upon such exercise of the Warrant which when multiplied by the Market Price of the Common Stock is equal to the aggregate Purchase Price (and such withheld shares shall no longer be issuable under this Warrant). The business day on which the last of such documents and payment of the Purchase Price is received by the Company as provided above shall be the "Exercise Date" for the purposes of this Warrant.

                  1.2 Cash Payment in Lieu of Issuing Warrant Shares. Anything in this Warrant to the contrary notwithstanding, upon any exercise of this Warrant by the Holder, in lieu of issuing all or any part of the Warrant Shares which are the subject of such exercise, the Company shall have the option (the "Cash Payment Option"), to pay the Holder an amount (the "Cash Payment Amount") equal to such number of Warrant Shares for which the Company has elected to exercise the Cash Payment Option multiplied by the difference between (a) the Market Price (as defined in Section 13) per share of Common Stock as of the Exercise Date less (b) the Exercise Price (as defined in Section 2) as of the Exercise Date. The Company may exercise its Cash Payment Option hereunder at any time prior to the Effective Date (as defined in Section 1.3) by notification to the Holder and by payment of the Cash Payment Amount by wire transfer of immediately available United States federal funds or by bank certified, treasurer's or cashier's check payable to the order of the Holder.

                  1.3 Effective Date. The Warrant Shares purchased by the Holder pursuant to Section 1.1, less any Warrant Shares as to which the Company has exercised its Cash Payment Option pursuant to Section 1.2, shall be deemed to be issued to the Holder effective as of the opening of business on the third business day following the Exercise Date (the "Effective Date") so that the Holder shall be deemed the record holder for such Warrant Shares for all purposes immediately after the opening of business on the Effective Date.

                  1.4 Delivery of Certificates. The certificate for the Warrant Shares purchased by the Holder pursuant to Section 1.1, less any Warrant Shares as to which the Company has exercised its Cash Payment Option pursuant to
Section 1.2, shall be delivered to the Holder within a reasonable time, not exceeding ten (10) business days, after the Exercise Date. The certificate evidencing the Warrant Shares shall bear a restrictive legend substantially in the form set forth on Exhibit "B".

                  1.5 No Fractional Shares. No fractional Warrant Shares, or scrips for any such fractional Warrant Shares, shall be issued upon the exercise of this Warrant.

                  1.6 Status of Warrant Shares. The Company represents and warrants to the Holder that all Warrant Shares which may be issued upon the exercise of this Warrant, when issued in accordance with the terms hereof, shall be duly authorized, validly issued, fully paid and nonassessable.

         2.       Exercise Price.

             The initial exercise price shall be $32.97 per share, subject to adjustment from time to time as hereinafter provided (such price, as last adjusted, being hereinafter referred to as the "Exercise Price"). The Exercise Price multiplied by the number of Warrant Shares being purchased shall be the "Purchase Price" therefor.

         3.       Adjustments to Exercise Price and Warrant Shares.

                  The Exercise Price and the number of Warrant Shares issuable upon the exercise of the Warrant are subject to adjustment from time to time upon the occurrence of the events enumerated in this Section 3.

                  3.1 Adjustment for Change in Capital Stock. (a) If on or after April 19, 1999, the Company: (1) pays a dividend or makes a distribution on its Common Stock in shares of its Common Stock or in shares of its capital stock other than Common Stock; (2) subdivides its outstanding shares of Common Stock into a greater number of shares; (3) combines its outstanding shares of Common Stock into a smaller number of shares; or (4) issues by reclassification of its Common Stock any shares of its capital stock; then, (i) the number of shares of Common Stock for which this Warrant is exercisable immediately after the occurrence of any such event shall be adjusted to equal the number of shares of Common Stock which a record holder of the same number of shares of Common Stock for which this Warrant is exercisable immediately prior to the occurrence of such event would own or be entitled to receive after the happening of such event, and (ii) the Exercise Price shall be adjusted to equal (A) the Exercise Price multiplied by the number of shares of Common Stock for which this Warrant is exercisable immediately prior to the adjustment divided by (B) the number of shares for which this Warrant is exercisable immediately after such adjustment.

                      (b) The adjustment provided for in this Section 3.1 shall be made successively whenever any event listed above shall occur and shall become effective immediately after the record date, in the case of a dividend or distribution, and immediately after the effective date, in the case of a subdivision, combination or reclassification.

                      (c) If, as a result of an adjustment pursuant to this
Section 3.1, the Holder shall be entitled to receive shares of two or more classes of capital stock of the Company upon exercise of the Warrant, the Company shall determine the allocation of the adjusted Exercise Price between the classes of capital stock. After such allocation, the exercise privilege and the Exercise Price of each class of capital stock shall thereafter be subject to adjustment on terms comparable to those applicable to Common Stock in this Section 3.

                      (d) This Section 3.1 shall not apply to any transaction to which Section 3.2 is applicable.

                  3.2 Certain Transactions. If the Company consolidates or merges with or into, or sells, transfers or leases all or substantially all its assets to, any Person, upon consummation of such transaction this Warrant shall automatically become exercisable for the kind and amount of securities, cash or other assets which the Holder of a Warrant would have owned immediately after the consolidation, merger, sale, transfer or lease if the Holder had exercised the Warrant immediately before the effective date of such transaction. Concurrently with the consummation of such transaction, the Person formed by or surviving any such consolidation or merger (if other than the Company), or the Person to which such sale, transfer or lease shall have been made, shall enter into a supplemental Warrant so providing and further providing for adjustments which shall be as nearly equivalent as may be practical to the adjustments provided for in Section 3. The successor Person shall send to the Holder a notice describing the supplemental Warrant. If the issuer of securities deliverable upon exercise of the supplemental Warrant is an Affiliate (as defined in Section 13) of the formed, surviving, transferee or lessee Person, that issuer shall join in the supplemental Warrant Agreement.

                  3.3 Company Determination Final. Any determination that the Company or the Board of Directors of the Company must make pursuant this Section 3 shall be evidenced in a Board resolution, a copy of which shall be sent to the Holder. All such determinations shall be final and binding.

                  3.4 Notices to Holder. (a) Upon any adjustment of the Exercise Price pursuant to this Section 3, the Company shall promptly thereafter (i) cause a certificate to be executed by the President, or any Vice President, and by the Chief Financial Officer (or his functional equivalent, however titled) setting forth the Exercise Price after such adjustment and setting forth in reasonable detail the method of calculation and the facts upon which such calculations are based and setting forth the number of Warrant Shares issuable after such adjustment in the Exercise Price, upon exercise of the Warrant in full and payment of the adjusted Exercise Price, which certificate shall be conclusive evidence of the correctness of the matters set forth therein, and
(ii) notify the Holder of such adjustments by sending him a copy of the certificate referenced in the preceding clause (i). Where appropriate, such notice may be given in advance.

                      (b) The failure to give the notice required by this
Section 3.4 or any defect therein shall not affect the legality or validity of the transaction to which it relates.

         4. Payment of Taxes. The Company shall pay all documentary stamp taxes, if any, attributable to the initial issuance of Warrant Shares upon exercise of the Warrant. The Company shall not, however, be required to pay any tax or taxes which may be payable in respect of any transfer involved in the issuance and delivery of this Warrant, or any supplemental or replacement Warrant, or any certificate for Warrant Shares or other securities in a name other than set forth on page 1 hereof,, and the Company shall not be required to issue or deliver any such supplemental or replacement Warrants or certificates unless and until the Person(s) requesting the issuance thereof shall have paid to the Company the amount of such tax or shall have established to the reasonable satisfaction of the Company that such tax has been paid.

         5. Certain Covenants. (a) The Company shall at all times reserve and keep available, free from preemptive rights, out of the aggregate of its authorized but unissued Common Stock or its authorized and issued Common Stock held in its treasury, for the purpose of enabling it to satisfy any obligation to issue Warrant Shares upon exercise of this Warrant, the maximum number of Warrant Shares which may then be deliverable upon the exercise in full of this Warrant.

            (b) The Company shall cause all Warrant Shares to be listed on each national securities exchange or securities quotation system, if any, on which the other outstanding shares of Common Stock of the Company are then listed or quoted.

            (c) The Company shall (i) use its best efforts to comply with the current public information requirements of Rule 144 ("Rule 144") under the 1933 Act and (ii) at all times Rule 144 is available for use by Holder, furnish the Holder upon request with all information within the possession of the Company, required for the preparation and filing of Rule 144.

         6. Representations and Warranties.

            (a) The Company hereby represents and warrants to the Holder as follows:

                (i) This Warrant has been duly authorized by all necessary corporate action on the part of the Company and has been duly executed by a duly authorized officer of the Company and constitutes a valid and binding obligation of the Company.

                (ii) Neither the execution and delivery of this Warrant, nor the consummation of the transactions contemplated hereby, will violate or result in any material violation of or be in material conflict with or constitute a material default under any term of the charter or bylaws of the Company or of any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to the Company.

                (iii) Upon exercise of this Warrant and payment of the Purchase Price by the Holder in the manner set forth in Section 1.1, (i) the Warrant Shares will be duly issued, fully paid and nonassessable shares of Common Stock and free from all transfer or documentary taxes, liens and charges with respect to the issuance thereof and (ii) the Holder shall receive valid title to all of the Warrant Shares.

            (b) The Holder hereby represents and warrants to the Company as follows (which shall be affirmed by the Holder on the Exercise Date): this Warrant and the Warrant Shares issuable upon exercise of the Warrant (collectively, the "NCO Securities") are being acquired for Holder's own account and not on behalf of any other person, for investment purposes only and not with a view to, or for sale in connection with, any resale or distribution of the NCO Securities. Holder has received and examined the Company's Registration Statement on Form S-4 filed with the Securities and Exchange Commission ("SEC") on March 1, 1999, and all amendments thereto, and NCO's Annual Report on Form 10-K for the fiscal year ended December 31, 1998, and reports and statements filed since such date with the SEC. Holder has had the opportunity to ask questions and receive answers from the Company concerning the Company, and has been furnished with all other information about the Company which it has requested. Holder believes that it has been fully apprised of all facts and circumstances necessary to permit it to make an informed decision about acquiring the NCO Securities, that it has sufficient knowledge and experience in business and financial matters, that it is capable of evaluating the merits and risks of an investment in the NCO Securities, and that it has the capacity to protect its own interests in connection with the transactions contemplated hereby. Holder has been advised by the Company and understands that (a) the NCO Securities have not been registered under any securities Laws, including without limitation, the securities Laws of the United States or the Commonwealth of Pennsylvania, (b) the NCO Securities must be held indefinitely unless and until they are subsequently registered or an exemption from registration becomes available, (c) the NCO Securities shall bear appropriate restrictive legends and
(d) the Company shall have the right to place a stop order against the NCO Securities.

         7. Holder; No Rights as Shareholder. The Holder shall be deemed the owner of this Warrant for all purposes. The Holder shall not be entitled by virtue of ownership of this Warrant to any rights whatsoever as a shareholder of the Company with respect to the Common Stock issuable upon exercise of this Warrant, either at law or in equity, including, without limitation, the right to vote and to receive dividends and other distributions.

         8. Restrictions on Transfer. (a) The Holder may not Transfer this Warrant (as defined in Section 13) without the express prior written consent of the Company which may be withheld in its sole and absolute discretion, and any Transfer in violation of this Section 8(a) shall be void and of no force or effect; provided, however, that the Company shall not unreasonably withhold its consent to the transfer of this Warrant to an Affiliate of the Holder as of the date hereof. In the event that the Company consents to any Transfer requested by the Holder to any Person (a "Proposed Transferee"), such Transfer shall be further conditioned upon the receipt of: (a) an opinion of counsel reasonably satisfactory to the Company that such Transfer to a Proposed Transferee would not result in a violation of the provisions of the Securities Act of 1933, as amended (the "Securities Act") and applicable state securities laws and
(b) the Proposed Transferee executes a Standstill Agreement with the Company in form acceptable to the Company.

         (b) The legend as set forth on Exhibit "B"shall be placed on the Warrant Shares and such Warrant Shares shall be freely transferable subject to applicable securities laws.

         (c) Each Holder of this Warrant and any Warrant Shares issued upon exercise of this Warrant, by taking or holding the same, consents to and agrees to be bound by the provisions of this Section 8.

         9. Lost Warrant. Upon receipt by the Company at its principal office of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant, and in the case of any such loss, theft, or destruction, upon delivery of indemnity reasonably satisfactory to the Company or, in case of any such mutilation, upon surrender and cancellation of this Warrant, the Company will issue a new Warrant of like tenor in lieu of this Warrant.

         10. Expiration. This Warrant, in all events, shall be wholly void and have no effect after 5:00 P.M. (Philadelphia Time) on May 20, 2009.

         11. Notices. All notices, consents or other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given (a) when delivered personally, or (b) one business day after being sent by a reputable overnight delivery service, postage or delivery charges prepaid (provided that confirmation of delivery is obtained from such service), to the parties at their respective addresses set forth below:

                  If to the Company:

                           NCO Group, Inc.
                           515 Pennsylvania Avenue
                           Fort Washington, PA 19034
                           Attention:  Michael J. Barrist, President

                  If to the Holder:

                           [                         ]




                           Attention: [                          ]


         Notices may also be given by prepaid telegram or facsimile and shall be effective on the date transmitted if confirmed within 24 hours thereafter by a signed original sent in the manner provided above. Any party may change its address for notice and the address to which copies must be sent by giving notice of the new addresses to the other parties in accordance with this Section 11, except that any such change of address notice shall not be effective unless and until received.

         12. Severability. In the event that one or more of the provisions of this Warrant shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Warrant, but this Warrant shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

         13. Governing Law. This Warrant shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania applicable to agreements made and to be entirely performed within such Commonwealth without giving effect to principles of conflicts of laws.

         14. Definitions.  As used in this Agreement:

             (a) "Affiliate" means any Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified. The terms "control," "controlled by" and "under common control with" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as general partner, as a limited partner with a right to receive 50% or more of the income or assets of a limited partnership, by contract or otherwise and with respect to HIG-DCI Investments L.P. shall include its limited partner and any of the limited partners of any partnership or shareholders of any corporation which is its direct or indirect parent.

             (b) "Market Price" means, (a) the last sale price for the Common Stock on the principal securities exchange on which the Common Stock is listed or admitted to trading, or (b) if not so listed or admitted to trading on any securities exchange, the last sale price, or in the absence of a last sale price, the closing bid price, for the Common Stock on The Nasdaq Stock Market, or (c) if the Common Shares shall not be listed on Nasdaq, the closing bid price in the over-the-counter market, in each such case averaged over a period of 20 consecutive trading days ending on the trading day prior to the Exercise Date. If at any time the Common Stock is not listed on any such exchange or such System or quoted in the over-the-counter market, the Market Price of the Common Stock shall be deemed to be the higher of (1) the book value thereof, as determined in accordance with generally accepted accounting principles consistent with those then being applied by the Company by any firm of independent certified public accountants (which may be the regular auditors of the Company) of recognized national standing selected by the Board of Directors of the Company, as of the last day of the month ending within 31 days preceding the Exercise Date, and (ii) the fair market value thereof, as determined in good faith by an independent brokerage firm, Standard & Poor's Corporation or Moody's Investors Service, as of a date which is within 15 days preceding the Exercise Date.

             (c) "Person" means any individual, sole proprietorship, joint venture, partnership, corporation, association, cooperative, trust, estate, governmental body, administrative agency, regulatory authority or other entity of any nature.

             (d) "Transfer" means the disposing of or parting with all or any portion of an interest (legal or equitable) by any means, direct or indirect, absolute or conditional, voluntary or involuntary, including, but not limited to, by sale, assignment, disposition, court order, operation of law, dissolution, merger, consolidation, division, spin-off, dividend, distribution, equitable or other distribution after divorce or separation, settlement, exchange, waiver, abandonment, gift, alienation, bequest, pledge, hypothecation, encumbrance or disposal.

         15. Neutral Construction. The parties have negotiated this Warrant and all of the terms and conditions contained in this Warrant in good faith and at arms' length, and each party has been represented by counsel during such negotiations. No term, condition, or provision contained in this Agreement shall be construed against any party or in favor of any party (i) because such party or such party's counsel drafted, revised, commented upon, or did not comment upon, such term, condition, or provision; or (ii) because of any presumption as to any inequality of bargaining power between or among the parties. Furthermore, all terms, conditions, and provisions contained in this Warrant shall be construed and interpreted in a manner which is consistent with all other terms, conditions, and provisions contained in this Warrant.

         IN WITNESS WHEREOF, NCO GROUP, INC., has caused this Warrant to be signed by its duly authorized officer and dated as of May 21, 1999.

                                 NCO GROUP, INC.


                                 By: _____________________________
                                     Michael J. Barrist,
                                     President

                                   EXHIBIT "A"
                                   -----------

                                FORM OF EXERCISE
                                ----------------

                         (to be executed by the Holder)


             The Holder hereby exercises its rights to subscribe for and purchase ________ shares of common stock, no par value, ("Common Stock"), of NCO GROUP, INC. evidenced by the attached Warrant, hereby affirms that the representations and warranties set forth in Section 6(b) are true and correct on the date hereof as if made on and as of the date hereof, and herewith makes payment of the Purchase Price of $ _______________ therefor in full. Please issue a certificate in the name of the Holder for the Common Stock in accordance with the instructions given below.


Dated: __________________             _____________________________
                                        Signature of Holder






Instructions for registration of shares





Social Security or Employer Identification
Number of Holder: _________________________


Address of Holder:


___________________________________
Street



___________________________________
City, State and Zip Code

                                   EXHIBIT "B"
                                   -----------

                           Form of Restrictive Legend
                        To Be Imprinted On Warrant Shares


         "THE SHARES OF COMMON STOCK REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), AND APPLICABLE STATE SECURITIES LAWS AND MAY NOT BE SOLD, TRANSFERRED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF UNTIL EITHER (1) THE HOLDER THEREOF SHALL HAVE RECEIVED AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY THAT REGISTRATION OF SUCH SHARES UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS IS NOT REQUIRED OR (2) A REGISTRATION STATEMENT UNDER THE SECURITIES ACT WITH RESPECT TO SUCH SHARES SHALL HAVE BECOME EFFECTIVE."

         "THE SHARES OF COMMON STOCK REPRESENTED BY THIS CERTIFICATE ARE ALSO SUBJECT TO CERTAIN RESTRICTIONS ON "TRANSFER" AS DEFINED IN AND SET FORTH IN A REGISTRATION RIGHTS AGREEMENT, A COPY OF WHICH IS AVAILABLE FROM THE COMPANY."